Exhibit 99.2
News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com
H&E Equipment Services, Inc. Announces Extension of Offer and Consent Solicitation for All of
Its 11 1/8% Senior Secured Notes and 12 1/2% Senior Subordinated Notes
BATON ROUGE, Louisiana — July 19, 2006 — H&E Equipment Services, Inc. (“H&E Inc.”) (NASDAQ:HEES) and its wholly owned subsidiary, H&E Finance Corp. (“H&E Finance” and together with H&E Inc., the “Issuers”) announced today that they have extended the expiration date of their previously announced cash tender offer and consent solicitation for their 11 1/8% Senior Secured Notes due 2012 (the “Senior Secured Notes” — CUSIP No. 404085AB8), and 12 1/2% Senior Subordinated Notes due 2013 (the “Senior Subordinated Notes” — CUSIP No. 404085AF9) (the “Notes”).
     As a result of the extension, the tender offer and consent solicitation will now expire at Midnight, New York City time, on August 3, 2006, unless terminated or further extended (the “Expiration Date”).
     Holders who validly tender their Notes and deliver their consents prior to the Expiration Date will receive total consideration of $1,097.74 per $1,000 principal amount of Senior Secured Notes and $1,116.13 per $1,000 principal amount of Senior Subordinated Notes. Holders of Notes validly tendered prior to the Expiration Date will also receive accrued and unpaid interest on their tendered Notes up to, but not including, the payment date for the tender offer and consent solicitation.
     As of July 19, 2006, the Issuers had received tenders and consents for $195.5 million in aggregate principal amount of the Senior Secured Notes, representing approximately 97.8% of the outstanding Senior Secured Notes and $53.0 million in aggregate principal amount of the Senior Subordinated Notes, representing 100% of the outstanding Senior Subordinated Notes.
     The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated May 25, 2006 (the “Statement”) and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at (212) 269-5550 or (800) 714-3312 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation: Credit Suisse Securities (USA) LLC, which may be contacted at (212) 538-0652 or (800) 820-1653 (toll free).
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H&E Equipment Services Announces Extension of Offer

July 19, 2006

     This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Statement and the related Consent and Letter of Transmittal.
     H&E Inc. is one of the largest integrated equipment services companies in the United States with 47 full-service facilities throughout the Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions of the United States. H&E Inc. is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, H&E Inc. is a one-stop provider for its customers’ varied equipment needs. This full service approach provides H&E Inc. with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
     Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Specifically, H&E Inc. cannot assure you that the proposed transaction described above will be consummated on the terms H&E Inc. currently contemplates, if at all, or that the notes tendered in the tender offer and consent solicitation described above will be accepted for purchase. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Additional factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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